Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED 2020 SALES AND EARNINGS AND 2021 DIVIDEND

Eau Claire, Wisconsin (February 19, 2021) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2020 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2020 consolidated sales for the continuing business rose $44.1 million (14.3%) from 2019’s levels to $352.6 million. The increase was chiefly due to higher Defense segment shipments from its backlog - up $25.5 million (12.2%). Given the fact that the prior year’s revenue included a one-time $9.4 million negotiated termination of a commercial foreign supply contract, the net sales increase is even more significant than it appears. Housewares/ Small Appliance segment shipments were also up - $18.2 million (18.4%) from those reported during the prior year. That increase was largely due to increased demand driven by the COVID shutdowns/edicts, which caused consumers to prepare most of their meals at home. The segment’s sales were limited by logistical issues throughout the distribution and supply chains stemming from those same COVID shutdowns/edicts. They were also offset in part by the recall of indoor smokers announced on Wednesday, February 17, 2021. Although small, Safety segment sales also increased. The segment’s two startup businesses were severely hampered by the COVID shutdowns/edicts.”

In connection with earnings, Cohen noted, “Net consolidated earnings increased by $4.74 million (11.2%) to $46.96 million ($6.67 per share) from 2019’s $42.22 million ($6.02 per share). The increase was primarily attributable to the augmented sales noted above. Defense segment operating earnings were up 10.4% despite the absence of the $9.4 million negotiated contract termination noted above, while Housewares/Small Appliance segment increased by 311.2%. These improvements were offset in part by additional losses at the startup Safety segment and a drop in other income largely driven by the Federal Reserve Board’s COVID-shutdown related reductions of yields. In contrast to the prior year during which earnings were boosted by a $1.68 million ($0.24 per share) settlement of a lawsuit, there were no earnings from the discontinued absorbent product business.”

When asked about 2021, Ms. Cohen commented, “Until state and local regulators loosen their hold and consumers are comfortable eating out again, meals will be prepared at home and demand for the Housewares/Small Appliance segment’s products should remain strong. Key to performance will be the condition of the supply and distribution chains and in turn the ability to secure and distribute appliances on a timely basis. Once again, the Defense segment will be entering a new year with a healthy backlog. Assuming reasonable execution in the face of continuing COVID-related regulatory challenges, the segment should enjoy another strong year. Although additional progress is anticipated, the startup Safety segment will continue to face many of the COVID regulatory related challenges that hampered it in 2020.”

The Board of Directors of National Presto Industries, Inc. announced today the 2021 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $5.25. The 2021 dividend is the most recent in an unbroken history of seventy-seven years. The record date for the dividend will be March 1, 2021, and the payment date, March 12, 2021. In addition, the Board confirmed May 18, 2021, as the date of the Company’s 2021 annual meeting of shareholders. The record date for the annual meeting will be March 26, 2021.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	YEAR ENDED DECEMBER 31
	2020	2019
Net Sales	$352,627,000	$308,510,000
Net Earnings*	$46,958,000	$42,220,000
Net Earnings Per Share*	$6.67	$6.02
Weighted Shares Outstanding	7,038,000	7,018,000

* Net earnings for 2019 included earnings from the discontinued Absorbent Products segment of $1,680,000 ($0.24/share)

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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